Exhibit 10.8

PROLOGIS, INC.

2020 LONG-TERM INCENTIVE PLAN

2020 BONUS EXCHANGE

RESTRICTED STOCK UNIT AGREEMENT

RESTRICTED STOCK UNIT NOTICE OF GRANT

CAPITALIZED TERMS USED BUT NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE PLAN.

Participant Name:	%%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-%
Address:	%%ADDRESS_LINE_1%-% %%ADDRESS_LINE_2%-% %%ADDRESS_LINE_3%-% %%CITY%-%, %%STATE%-% %%ZIPCODE%-% %%COUNTRY%-%

The individual identified above (“Participant”) has been granted a Full Value Award under the Plan in the form of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement (as defined in the attached Restricted Stock Unit Terms & Conditions), as follows:

Grant Number	%%OPTION_NUMBER%-%
Date of Grant	%%OPTION_DATE,’Month DD, YYYY’%-%
Vesting Commencement Date	%%VEST_BASE_DATE,’Month DD, YYYY’%-%
Number of Restricted Stock Units	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%

Subject to paragraph 3 of the attached Restricted Stock Unit Terms & Conditions or the express terms of the Plan, the Restricted Stock Units will vest in accordance with the following schedule:

%%SHARES_PERIOD1,’999,999,999’%-%	%%VEST_DATE_PERIOD1,’Month DD, YYYY’%-%
%%decode(SHARES_PERIOD2, 0, null, SHARES_PERIOD2),‘999,999,999’%-%	%%VEST_DATE_PERIOD2,’Month DD, YYYY’%-%
%%decode(SHARES_PERIOD3, 0, null, SHARES_PERIOD3),‘999,999,999’%-%	%%VEST_DATE_PERIOD3,’Month DD, YYYY’%-%
%%decode(SHARES_PERIOD4, 0, null, SHARES_PERIOD4),‘999,999,999’%-%	%%VEST_DATE_PERIOD4,’Month DD, YYYY’%-%

By Participant’s acceptance of this Award, Participant agrees that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including any country-specific terms and conditions applicable to Participant set forth in the Country Appendix. Participant acknowledges and agrees that he or she has been provided access to the Plan documents (including the Plan Prospectus) through the Prologis Intranet Hub https://prologis.sharepoint.com/sites/StockPlanAdministration. Participant further acknowledges and agrees that he or she has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to acceptance and fully understands the Award Agreement and all provisions of the Plan relating to the Award. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained in this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Award Agreement. Participant further agrees to notify Prologis, Inc., upon any change in Participant’s residence address indicated above.

2

PROLOGIS, INC.

2020 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

RESTRICTED STOCK UNIT TERMS & CONDITIONS

Unless otherwise defined herein, capitalized terms used in this Restricted Stock Unit Terms & Conditions (together with the Restricted Stock Unit Notice of Grant and Country Appendix, which are incorporated herein, the “Award Agreement”) shall have the meaning specified in the Prologis Inc. 2020 Long-Term Incentive Plan (as amended from time to time (the “Plan”).

1.    Grant. Prologis, Inc. (“Prologis”), hereby grants to Participant under the Plan a Full Value Award in the form of Restricted Stock Units (the “Restricted Stock Units”), subject to all of the terms and conditions in this Award Agreement (including, without limitation, paragraph 23(a) concerning specific provisions relating to employment agreements of Participants and any specific terms and conditions for Participant’s Country set forth in the Country Appendix) and the Plan, which is incorporated herein by reference. Subject to the terms and conditions of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2.    Prologis’ Obligation to Pay. Unless and until the Restricted Stock Units will have vested in the manner set forth in the related Restricted Stock Unit Notice of Grant, paragraph 3 below or the express terms of the Plan, Participant will have no right to payment with respect to any such Restricted Stock Units. Prior to actual payment with respect to any Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of Prologis.

3.    Vesting Schedule and Issuance of Stock.

(a)    Subject to paragraph 11 hereof, and subsection 4.3 of the Plan, the Restricted Stock Units awarded by this Award Agreement will vest as to the number of Restricted Stock Units, and on the dates, as set forth in the related Restricted Stock Unit Notice of Grant (each such date a “Vesting Date”) provided that Participant’s Termination Date has not occurred as of the applicable Vesting Date; provided, however, that if Participant’s Termination Date occurs by reason of death or Disability (as defined in the Plan), any unvested Restricted Stock Units subject to the Award shall vest immediately on the Termination Date and the Termination Date shall be deemed the “Vesting Date” for purposes of this Award Agreement. All Restricted Stock Units subject to the Award that are not vested on or before Participant’s Termination Date shall thereupon immediately expire and be forfeited with no further action and no cost to Prologis and Participant shall have no further rights with respect to such Restricted Stock Units.

(b)    As soon as practicable upon or following each Vesting Date but, except as provided in this Award Agreement, in no event later than March 15 of the year following the year that includes the applicable Vesting Date, one share of Stock shall be issued for each Restricted Stock Unit that vests on such Vesting Date, subject to the terms and provisions of the Plan and this Award Agreement. Notwithstanding the foregoing, if Participant is a U.S. taxpayer and the Award is “deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”), the Stock issuance described in the preceding sentence shall be made, in no event later than (i) December 31 of the calendar year that includes the applicable Vesting Date or (ii) if the Vesting Date occurs within two and one-half (2 1⁄2) months following the Vesting Date, the fifteenth (15th) day of the third month following the Vesting Date.

(c)    If vesting of the Award is accelerated, the following shall apply:

(i)    If the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Award, the payment of such accelerated portion of the Award shall be made as soon as practicable after the new vesting date, but, except as provided in this Award Agreement, in no event later than two and one-half (2 1⁄2) months following the end of Prologis’ taxable year in which the applicable Vesting Date occurs; provided, however, if Participant is a U.S. taxpayer and the Award is “deferred compensation” within the meaning of Section 409A, the payment of such accelerated portion of the Award nevertheless shall be made at the same time or times as if such Award had vested in accordance with the vesting schedule set forth in paragraph 3(a) (whether or not Participant continues to provide services to Prologis or a Related Company as of such date(s)), unless an earlier payment date, in the judgment of the Committee, would not cause Participant to incur an additional tax under Section 409A, in which case, payment of such accelerated Award shall be made within two and one-half (2 1⁄2) months following the earliest permissible payment date that would not cause Participant to incur an additional tax under Section 409A. Notwithstanding the foregoing, any delay in payment pursuant to this paragraph 3(c) will cease upon Participant’s death and such payment will be made as soon as practicable, but in no event more than ninety (90) days, after the date of Participant’s death.

(ii)    If the vesting of all or a portion of this Award accelerates pursuant to (A) subsection 4.3 of the Plan in the event of a corporate transaction that is not a “change in control” within the meaning of Section 409A, or (B) any other plan or agreement that provides for acceleration in the event of a corporate transaction that is not a “change in control” within the meaning of Section 409A, then the payment of such accelerated portion of the Award (including any new or additional Awards existing as a result of subsection 4.2 of the Plan) will be made in accordance with the timing of payment rules that apply to discretionary accelerations under paragraph 3(c)(i). If the vesting of all or a portion of this Award accelerates in the event of a corporate transaction that is a “change in control” within the meaning of Section 409A, then the payment of such accelerated portion of the Award (including any new or additional Awards existing as a result of subsection 4.2 of the Plan) will be made within two and one-half (2 1⁄2) months after the corporate transaction.

(d)    No fractional shares of Stock shall be issued under this Award Agreement.

(e)    Notwithstanding anything to the contrary set forth in this Award Agreement, the Award is subject to the Recoupment Policy set forth in the Prologis Governance Guidelines as in effect from time to time, any other clawback or recoupment policies that are adopted by Prologis, and the provisions of the Plan relating to recoupment, misconduct and good standing.

(f)    Except as provided in the foregoing provisions of this paragraph 3, upon Participant’s Termination Date, the unvested Restricted Stock Units will thereupon be forfeited at no cost to Prologis and Participant’s right to vest in the Restricted Stock Units and acquire any shares of Stock hereunder with respect to such Restricted Stock Units will immediately terminate. For purposes of this Award, the Committee shall have the exclusive discretion to determine Participant’s Termination Date.

(g)    For purposes of this Award, the Committee shall have the exclusive discretion to determine Participant’s Termination Date.

4.    Dividend Equivalent Payments.

(a)    As of each dividend payment date with respect to Stock, Participant shall be entitled to a Dividend Equivalent Payment (as defined below) in an amount equal to (i) the dividend paid with respect to a share of Stock, multiplied by (ii) the number of shares of Stock subject to the Award, if any, that are outstanding on the applicable dividend record date with respect to such dividend payment date. Unless otherwise set forth in the Country Appendix, Dividend Equivalent Payments with respect to outstanding shares of Stock subject to the Award generally shall be paid at the same time and in the same form that dividends are paid on Stock; provided, however, that any Dividend Equivalent Payment to which Participant is entitled for any calendar year shall be paid no later than March 15 of the year following the year in which the corresponding dividend record date on the Stock occurs. The Committee may prospectively change the method of crediting dividend equivalents as it, in its sole discretion, determines appropriate from time to time provided that such change does not have a material adverse tax effect on Participant.

(b)    The right to Dividend Equivalent Payments under this Award Agreement does not constitute an award of Stock, and nothing in this Award Agreement shall be construed as giving Participant any rights as a shareholder of Prologis prior to payment of the Stock subject to the Restricted Stock Units or Dividend Equivalent Payments (if paid in Stock).

(c)    For purposes of this Award Agreement, “Dividend Equivalent Payment” means, for each share of Stock represented by an outstanding Restricted Stock Unit, a payment in an amount equal to, and in the same form of payment as, the dividend paid on one share of Stock, except as otherwise determined by the Committee or set forth in the Country Appendix.

(d)    As specified in the Country Appendix, Participants residing in countries where Prologis has, in its sole discretion, determined that payment of Dividend Equivalent Payments in cash is not advisable for legal, tax or administrative reasons will earn a “Dividend Equivalent Unit” equal in value to a Dividend Equivalent Payment for each share of Stock represented by an outstanding Restricted Stock Unit. Dividend Equivalent Units will be subject to the same vesting schedule as the underlying Restricted Stock Units and be settled in shares of Stock at such time as the Restricted Stock Units are settled.

5.    Payments after Death. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s beneficiary designated by will or the laws of descent and distribution. Any such beneficiary must furnish Prologis with (a) written notice of his or her status as beneficiary, and (b) evidence satisfactory to Prologis to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

6.    Withholding of Taxes.

(a)    Participant acknowledges that, regardless of any action taken by Prologis or, if different, Participant’s employer (the “Employer”) the ultimate liability for all income tax,

social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by Prologis or the Employer.

(b)    Participant acknowledges and agrees that Prologis and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Stock acquired pursuant to such settlement, the accrual or settlement of any Dividend Equivalent Payments and/or the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units or Dividend Equivalent Payments to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that Prologis and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(c)    Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to Prologis and/or the Employer to satisfy any applicable withholding obligations for Tax-Related Items. If such arrangements are not made by Participant by the date specified by Prologis and communicated to Participant (and in no event less than 30 days prior to the Vesting Date), Participant authorizes Prologis or its agent to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding in shares of Stock to be issued upon settlement of the Restricted Stock Units and, if applicable, Dividend Equivalent Units. In the event that such withholding in Stock is problematic under applicable tax or securities law or has adverse accounting consequences, by Participant’s acceptance of this Award, Participant authorizes and directs Prologis and any brokerage firm determined acceptable to Prologis to sell, on Participant’s behalf, a whole number of shares of Stock from those shares of Stock issued to Participant upon settlement of the Restricted Stock Units and, if applicable, Dividend Equivalent Units, as Prologis determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable withholding obligation for Tax-Related Items and without any further consent from Participant.

(d)    Prologis may withhold or account for Tax-Related Items by considering the amount that is required by law to be withheld or such other amount determined by Prologis or an affiliate that is not prohibited by law but in no event more than the maximum U.S. federal, state, local or foreign taxes, as applicable (including social insurance tax or contributions obligations, if any). In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to Prologis and/or its designated affiliate. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, Participant is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units and, if applicable, Dividend Equivalent Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

(e)    Finally, Participant agrees to pay to Prologis or the Employer, including through withholding from Participant’s wages or other cash compensation paid to Participant by Prologis and/or the Employer, any amount of Tax-Related Items that Prologis or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. Prologis may refuse to issue or deliver the Stock issuable upon vesting of the Restricted Stock Units and, if applicable, Dividend Equivalent Units, or the proceeds of the sale of such Stock, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

7.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of Prologis in respect of any Stock deliverable hereunder unless and until certificates representing such Stock will have been issued, recorded on the records of Prologis or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a shareholder of Prologis including with respect to voting such Stock and receipt of dividends and distributions on such Stock.

8.    Code Section 409A. Notwithstanding anything in the Plan or this Award Agreement to the contrary, if any payment with respect to any Restricted Stock Units (including any Dividend Equivalent Payments) is subject to Section 409A and if such payment is to be paid or provided on account of Participant’s Termination Date (or other separation from service or termination of employment, other than death):

(a)    and if Participant is a specified employee (within the meaning of Section 409A) and if any such payment or benefit is required to be made or provided prior to the date which is six months following Participant’s Termination Date, such payment or benefit shall be delayed, to the extent necessary to avoid the imposition of taxes under Section 409A, until the date which is six months and one day following Participant’s Termination Date; provided, however, that if Participant dies prior to this Termination Date, all remaining payments shall be paid to his or her estate within ninety (90) days following his or her death; and

(b)    the determination as to whether Participant has had a Termination Date (or other termination of employment or separation from service) shall be made in accordance with the provisions of Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units and Dividend Equivalent Payments provided under this Award Agreement or Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Neither Prologis nor any Related Company, however, makes any representation regarding the tax consequences of this Award.

9.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS AND DIVIDEND EQUIVALENT UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY REMAINING AN EMPLOYEE OF AND/OR PROVIDING MATERIAL SERVICES TO PROLOGIS OR A RELATED COMPANY AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING STOCK HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER, THE VESTING SCHEDULE SET FORTH HEREIN AND PARTICIPANT’S PARTICIPATION IN THE PLAN (a) DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT WITH THE EMPLOYER FOR THE VESTING PERIOD, FOR ANY PERIOD,

OR AT ALL, (b) WILL NOT BE INTERPRETED AS FORMING AN EMPLOYMENT OR SERVICES CONTRACT WITH PROLOGIS, THE EMPLOYER OR ANY RELATED COMPANY, AND (c) WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF PROLOGIS, THE EMPLOYER OR ANY RELATED COMPANY, AS APPLICABLE, TO TERMINATE PARTICIPANT’S EMPLOYMENT OR SERVICE RELATIONSHIP (IF ANY) WITH THE EMPLOYER AT ANY TIME, WITH OR WITHOUT CAUSE.

10.    Address for Notices. Any notice to be given to Prologis or a Related Company or the Employer under the terms of this Award Agreement will be addressed to the Committee, in care of Prologis, at its principal operational offices at 1800 Wazee Street, Suite 500, Denver, CO 80202, U.S.A., Attention: General Counsel, or at such other address as Prologis may hereafter designate in writing.

11.    Change in Control. In the event that a Change in Control occurs, prior to the Vesting Date, prior to the date on which the Award has otherwise expired and prior to Participant’s Termination Date and either (a) Participant’s Termination Date occurs on or within twenty-four (24) months following the Change in Control due to termination by Prologis or the successor to Prologis or a Related Company which is Participant’s employer for reasons other than Cause, or (b) the Plan is terminated by Prologis or its successor upon or following a Change in Control without provision for the continuation of the Award to the extent then outstanding, then the Restricted Stock Units and Dividend Equivalent Units, to the extent they have not otherwise expired or been cancelled or forfeited, shall immediately vest and the date of the vesting shall be the “Vesting Date.” Any Restricted Stock Units and Dividend Equivalent Units that vest pursuant to this paragraph 11 shall be paid in accordance with the terms and conditions of paragraph 3 above and the other terms and conditions of the Plan.

For purposes of this paragraph 11, Participant’s Termination Date shall be deemed to have occurred on account of termination by Prologis or the successor to Prologis (or a Related Company) for reasons other than for Cause if Participant terminates employment after, absent the written consent of the Participant, (i) a substantial adverse alteration in the nature of Participant’s status or responsibilities from those in effect immediately prior to the Change in Control, or (ii) a material reduction in Participant’s annual base salary and target bonus, if any, as in effect immediately prior to the Change in Control.

In any event, if, upon a Change in Control, awards in other shares or securities are substituted for outstanding Awards pursuant to Section 4 of the Plan (or a successor provision), and immediately following the Change in Control, Participant becomes employed by the entity into which Prologis merged, or the purchaser of substantially all of the assets of Prologis, or a successor to such entity or purchaser, Participant shall not be treated as having terminated employment for purposes of this paragraph 11 until such time as Participant ceases to be an employee and/or ceases to provide services to the merged entity or purchaser (or successor), as applicable.

Notwithstanding the foregoing, unless otherwise provided in the Plan or by Prologis in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock of Prologis.

12.    Nature of Award. In accepting the Award of Restricted Stock Units, Participant acknowledges, understands and agrees that:

(a)    the Plan is established voluntarily by Prologis;

(b)    the Award of Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(c)    all decisions with respect to future Awards of Restricted Stock Units, if any, will be at the sole discretion of Prologis;

(d)    Participant is voluntarily participating in the Plan;

(e)    the Restricted Stock Units and the Stock subject to the Restricted Stock Units, and the income and value of same, are not intended to replace any pension rights or compensation;

(f)    the Award of Restricted Stock Units and the Stock subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, leave pay, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(g)    the future value of the underlying Stock is unknown, indeterminable and cannot be predicted with certainty;

(h)    unless otherwise agreed with Prologis in writing, the Restricted Stock Units and the Stock subject to the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a director of a Related Company;

(i)    in addition to paragraphs (a) - (h), the following provisions will also apply if Participant is employed or providing services outside the United States:

(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units and Dividend Equivalent Units resulting from the termination of Participant’s employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the Award of the Restricted Stock Units, Participant agrees not to institute any claim against Prologis, the Employer and any Related Company;

(ii)    the Restricted Stock Units and the Stock subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and

(iii)    neither Prologis or the Employer (nor any Related Company) shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units, Dividend Equivalent Payments and/or Dividend Equivalent Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units, Dividend Equivalent Payments and/or Dividend Equivalent Units or the subsequent sale of any Stock acquired upon settlement of the Restricted Stock Units and Dividend Equivalent Units.

13.    Choice of Language. Participant has received this Award Agreement and any other related communications (including the Restricted Stock Unit Notice of Grant) and consents to having received these documents solely in English. In the event that any document distributed to Participant in connection with the Award of Restricted Stock Units is translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

14.    No Advice Regarding Award. Neither Prologis, the Employer nor any Related Company is providing any tax, legal or financial advice, nor is Prologis, the Employer or any Related Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Stock. Participant understands and agrees that he or she should consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

15.    Data Privacy. The Award shall be subject to the Data Privacy Terms attached hereto as Addendum A. Moreover, if Participant relocates into or out of the European Economic Area or the United Kingdom, Prologis will determine the application of the Data Privacy Terms as necessary or advisable for legal or administrative reasons. Addendum A constitutes part of this Award Agreement.

16.    Award is Not Transferable. Except to the limited extent provided in paragraph 5 or as provided by the Committee or the Plan, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.

17.    Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

18.    Additional Conditions to Issuance of Stock; Restriction on Sale of Securities. If at any time Prologis determines, in its discretion, that the listing, registration or qualification of the Stock upon any securities exchange or under any local, state, federal or foreign securities or exchange control law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition to the issuance of Stock to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to Prologis. Participant understands that Prologis is under no obligation to register or qualify the Stock with, or seek any approval or clearance from, any governmental regulatory authority for the issuance or sale of the Stock. Further, Participant agrees that Prologis shall have unilateral authority to amend the Plan and the Award Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Stock. Finally, Participant acknowledges that Participant’s subsequent sale of the Stock issued pursuant to this Award Agreement may be subject to any market blackout period that may be imposed by Prologis and must comply with Prologis’ insider trading policies, and any other applicable securities laws.

19.    Committee Authority. The Committee will have the power to conclusively interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units and/or Dividend Equivalent Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, Prologis and all other interested persons.

20.    Recoupment. As an additional condition of receiving the Restricted Stock Units, Participant agrees that the Restricted Stock Units and any benefits Participant may receive hereunder shall be subject to forfeiture and/or repayment to Prologis: (a) to the extent required under the terms of the Recoupment Policy set forth in the Prologis Governance Guidelines or any other clawback policy adopted by Prologis and in effect as of the Grant Date; (b) to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and/or (c) in the event Participant engages in misconduct which has or might reasonably be expected to have material reputational or other harm to Prologis, as determined by the Committee in its sole discretion. A recovery under this paragraph 20 can be made by withholding compensation otherwise due to Participant, by cancelling vested but unpaid Restricted Stock Units or by such other means determined appropriate by the Committee. The Recoupment Policy set forth in this paragraph 20 shall be applied by the Committee, at its discretion, to the maximum extent permitted under applicable law.

21.    Electronic Delivery and Acceptance. Prologis may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by Prologis, the Designated Broker or another third party designated by Prologis.

22.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

23.    Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, whether in whole or in part, such provision (or portion thereof) will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

24.    Modifications to the Award Agreement.

(a)    If Participant is an employee, except as expressly set forth in Participant’s employment agreement (if any) or any other individual agreements between Prologis and Participant (if any) in effect on the date the Award was granted, this Award Agreement (including the Recoupment Policy referenced in paragraph 20) constitutes the entire understanding of the parties on the subjects covered. To the extent that any such agreement between Prologis and an employee-Participant contains more favorable terms with respect to the Restricted Stock Units than the terms contained herein, the terms of such other agreement shall control to the extent that such terms do not conflict with the Plan.

(b)    Notwithstanding anything to the contrary in the Plan or this Award Agreement, Prologis may amend this Award Agreement as necessary to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this award of Restricted Stock Units.

(c)    Notwithstanding anything to the contrary in the Plan or this Award Agreement, Prologis reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award of Restricted Stock Units and on any Stock acquired under the Plan, to the extent that Prologis determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25.    Amendment, Suspension or Termination of the Plan. Participant understands that the Plan is discretionary in nature and may be modified, amended, suspended or terminated by Prologis at any time, to the extent permitted by the Plan.

26.    Country Appendix. Notwithstanding any provisions in this Award Agreement, this Award of Restricted Stock Units shall be subject to any special terms and conditions set forth in the Country Appendix to this Award Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Country Appendix, the special terms and conditions for such country, if any, will apply to Participant to the extent that Prologis determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Appendix constitutes part of this Award Agreement.

27.    Governing Law & Venue. This Award Agreement will be governed by the laws of the State of Maryland, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado, U.S.A., agree that such litigation shall be conducted in the courts of the county of Denver, Colorado, U.S.A., or the federal courts for the United States for the District of Colorado, where this grant is made and/or to be performed.

28.    Insider Trading Restrictions/Market Abuse Laws. By participating in the Plan, Participant agrees to comply with Prologis’ policy on insider trading (to the extent that it is applicable to Participant), a copy of which can be obtained through the Prologis Intranet Hub https://prologis.sharepoint.com/sites/StockPlanAdministration.    Further, Participant acknowledges that Participant’s country, the Designated Broker’s country or the country where the shares of Stock are listed may also have laws or regulations governing insider trading and/or market abuse and that such laws or regulations may impose additional restrictions on Participant’s ability to participate in the Plan (e.g., accepting, acquiring, selling or otherwise disposing of shares of Stock or rights to the shares of Stock, or rights linked to the value of the shares of Stock (e.g., phantom awards, futures)) and that Participant is solely responsible for complying with such laws or regulations. Furthermore, local insider trading laws or regulations may prohibit the cancellation or amendment of orders placed by Participant before he or she possessed inside information. Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. In the event that Participant is in possession of information about Prologis or any Related Company which has not been made publicly available and which Participant knows (or should know) may impact the price of the Stock if such information was made available to the public, Participant should consult with his or her legal advisor prior to acquiring or selling any shares of Stock.

29.    Foreign Asset / Account Reporting. Depending upon the country to which laws Participant is subject, Participant may have certain foreign asset and/or account reporting requirements that may affect Participant’s ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends or Dividend Equivalent Payments received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside Participant’s country of residence. Participant’s country may require that he or she report such accounts, assets or transactions to the applicable authorities in Participant’s country. Participant is responsible for knowledge of and compliance with any such regulations and should speak with his or her tax, legal and financial advisors regarding same.

30.    Waiver. Participant acknowledges that a waiver by Prologis of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Participant.

Prologis, Inc.

2020 Long-Term Incentive Plan

Addendum A

Restricted Stock Unit Agreement

Data Privacy Terms

These Data Privacy Terms govern the Award granted to Participant under the Plan. Capitalized terms used but not defined in this Addendum A are defined in the Plan, the Restricted Stock Unit Notice of Grant and/or the Restricted Stock Unit Agreement and have the meanings set therein.

European Union / European Economic Area / United Kingdom

Data Collection and Usage. Prologis collects, processes and uses personal data about Participant, including, but not limited to, Participant’s name, home address, telephone number and e-mail address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any equity or directorships held in Prologis and its Related Companies, details of all Restricted Stock Units or any other entitlement to Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, which Prologis receives from Participant or the Employer. Pursuant to Prologis’s legitimate business interest in this Award Agreement, to which Participant is a party, and in order to implement, administer, and manage the Plan, it is necessary for Prologis to process Participant’s personal data, as described in this Award Agreement. If Prologis is not able to collect and process such data, it would not be possible for Prologis to perform its obligations under the Plan and may affect Participant’s ability to participate in the Plan.

Stock Plan Administration Service Providers. Prologis transfers participants’ personal data to E*TRADE Financial Corporate Services, Inc. and E*TRADE Securities LLC (including their affiliated companies), an independent service provider based in the U.S., which assists Prologis with the implementation, administration and management of the Plan. In the future, Prologis may select a different service provider and share Participant’s data with another company that serves in a similar manner. Prologis’s service provider(s) will open an account for Participant to receive and trade stock. Participant will be asked to agree on separate terms and data processing practices with the service provider(s), which is a condition to Participant’s ability to participate in the Plan.

International Data Transfers. Participant’s personal data will be transferred to the U.S. where Prologis, and its service providers are based. This transfer is necessary for the performance of this Award Agreement.

Data Retention. Prologis will use Participant’s personal data only as long as necessary to implement, administer and manage Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When Prologis no longer needs Participant’s personal data, which will generally be no longer than seven (7) years after Participant participates in the Plan, Prologis will remove it from its systems. If Prologis keeps data longer, it would be to satisfy legal or regulatory obligations and Prologis’s legal basis would be relevant laws or regulations.

Data Subject Rights. Participant has certain privacy rights in Participant’s country, which may include:

i.

Right of Access and Rectification. Participant has the right to access Participant’s personal data in Prologis’s possession and correct any errors. Prologis will notify each third party who has received the data of the corrected information.

Addendum A - 1

ii.

Right to Erasure. Participant has the right to have Participant’s personal data erased from Prologis’s systems if it is no longer necessary in relation to the purposes for which it was collected or processed. At Participant’s request, if Prologis made certain data public (with Participant’s consent), Prologis will take reasonable steps to inform controllers that Participant requested erasure of any links to, or copy of, that data.

iii.

Right to Data Portability. Participant has the right to receive back the personal data Participant provided Prologis, if Prologis processed the data by automated means. Participant will receive the data in a machine-readable format, and Prologis will assist Participant in the transmission of the data to another company if it is technically feasible.

iv.	Right to File a Complaint. Participant has the right to file a complaint with Prologis or with a supervisory authority.

To receive clarification regarding Participant’s rights or to exercise Participant’s rights please contact Prologis’s Human Resources Department electronically, by phone, or mail, in strict confidence.

Non-European Union / European Economic Area / United Kingdom

Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other materials related to the Award of Restricted Stock Units (“Data”) by and among, as applicable, the Employer, Prologis and its Related Companies for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data may include certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport, or other identification number (e.g., resident registration number), salary, nationality, job title, any Stock or directorships held in Prologis, details of all Restricted Stock Units or any other entitlement to Stock or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to E*TRADE Financial Corporate Services, Inc. and E*TRADE Securities LLC or such other stock plan service provider as may be selected by Prologis (the “Designated Broker”), which is assisting Prologis with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections from Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.

Participant authorizes Prologis, the Designated Broker and any other possible recipients which may assist Prologis (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. If Participant resides outside the United States, Participant may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative.

Participant acknowledges and agrees that this consent is being provided on a purely voluntary basis and that if Participant does not consent, or if Participant later seeks to revoke this consent, Participant’s employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing

Addendum A - 2

Participant’s consent is that Prologis would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing this consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of this consent, Participant understands that Participant may contact his or her local human resources representative.

Finally, upon request of Prologis or the Employer, Participant agrees to sign any data privacy consent form or other similar agreement that Prologis, in its sole discretion, has determined to be necessary to obtain from Participant in order to administer Participant’s participation in the Plan in compliance with the data privacy laws or regulations in Participant’s country, either now or in the future. Participant understands and agrees that he or she will not be permitted to participate in the Plan if he or she fails to provide any such consent or agreement requested by Prologis or the Employer.

Addendum A - 3

Prologis, Inc.

2020 Long-Term Incentive Plan

Country Appendix

Restricted Stock Unit Agreement

The additional terms and conditions set forth in this Country Appendix are specifically incorporated into the Award Agreement. These terms and conditions govern the Restricted Stock Units granted to Participant under the Prologis, Inc. 2020 Long-Term Incentive Plan (the “Plan”) if Participant works and/or resides in one of the countries listed below.

If Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working (or is considered as such for local law purposes), or if Participant transfers employment and/or residency after receiving the Award of Restricted Stock Units, Prologis will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to Participant.

Certain capitalized terms used but not defined in this Country Appendix have the meanings set forth in the Plan and/or the Award Agreement.

BRAZIL

Labor Law Policy and Acknowledgement

This provision supplements paragraph 12 of the Award Agreement (Nature of Award):

By accepting the Restricted Stock Units, Participant agrees that (i) he or she is making an investment decision, (ii) the Stock will be issued to Participant only if the vesting conditions are met and any necessary services are rendered by Participant over the vesting period and (iii) the value of the underlying Stock is not fixed and may increase or decrease in value over the vesting period without compensation to Participant.

Compliance with Law

By accepting the Restricted Stock Units, Participant agrees to comply with applicable Brazilian laws and to report and pay any and all applicable Tax-Related Items associated with the vesting of the Restricted Stock Units, the sale of any Stock acquired under the Plan and the receipt of any Dividend Equivalent Units or dividends with respect to the Restricted Stock Units or Stock.

CANADA

Form of Settlement of Award

Notwithstanding subsection 4.1(e) of the Plan, the Restricted Stock Units shall be settled in shares of Stock only.

Appendix - 1

CHINA

The following provisions govern Participant’s participation in the Plan if Participant is a national of the People’s Republic of China (“PRC”) resident in mainland China or if Participant is otherwise subject to exchange control restrictions applicable to employee stock plans in China, as determined by Prologis in its sole discretion:

Mandatory Sale Restriction

Due to exchange control restrictions in the PRC, Participant understands and agrees that Prologis reserves the right to require the automatic sale of any shares of Stock issuable to Participant upon vesting of the Restricted Stock Units. Participant understands and agrees that any automatic sale of the shares of Stock will occur as soon as is practical following settlement of the Restricted Stock Units.

If Prologis does not exercise its right to require the automatic sale of Stock issuable upon settlement of the Restricted Stock Units, as described above, Participant understands and agrees that any Stock acquired by Participant under the Plan must be sold no later than six (6) months after Participant’s Termination Date, or within any other such time frame as may be permitted by Prologis or required by the PRC State Administration of Foreign Exchange. Participant understands that any shares of Stock acquired by Participant under the Plan that have not been sold by Participant within six (6) months of Participant’s Termination Date will be automatically sold by Prologis’ Designated Broker at the direction of Prologis.

In this regard, Participant hereby expressly authorizes (i) Prologis to instruct the Designated Broker to assist with a mandatory sale of such Stock (on Participant’s behalf pursuant to this authorization), and (ii) the Designated Broker to complete the sale of such Stock at the direction of Prologis. Participant acknowledges and agrees that the Designated Broker is under no obligation to arrange for the sale of the shares of Stock at any particular price. Participant understands and agrees that, upon any such sale of the Stock, the sales proceeds (less any applicable Tax-Related Items and/or broker’s fees or commissions) will be remitted to Participant in accordance with any applicable exchange control laws or regulations including, but not limited to, the restrictions set forth in this Country Appendix for China below under “Exchange Control Restrictions.”

Exchange Control Restrictions

By accepting the Restricted Stock Units, Participant understands and agrees that, due to PRC exchange control restrictions, Participant is not permitted to transfer any Stock acquired under the Plan out of Participant’s account established with the Designated Broker, and that Participant will be required to repatriate all cash amounts paid with respect to the shares of Stock due to Participant under the Plan to the PRC, including any cash Dividend Equivalent Payments or proceeds from the sale of Stock acquired under the Plan.

Further, Participant understands that such repatriation will need to be effected through a special exchange control account established by Prologis, the Employer, or a Related Company in the PRC, and Participant hereby consents and agrees that the proceeds may be transferred to such special account prior to being delivered to Participant. The proceeds may be paid to Participant in U.S. dollars or in local currency, at Prologis’ discretion. If the proceeds are paid in U.S. dollars, Participant understands that he or she will be required to set up a U.S. dollar bank

Appendix - 2

account in the PRC so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, Participant acknowledges that neither Prologis nor any Related Company is under an obligation to secure any particular currency conversion rate and that Prologis (or a Related Company) may face delays in converting the proceeds to local currency due to exchange control requirements in the PRC. Participant agrees to bear any currency fluctuation risk between the time the shares of Stock are sold and the time the proceeds are converted into local currency and distributed to Participant. Participant agrees to sign any agreements, forms and/or consents that may be reasonably requested by Prologis or the Designated Broker to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds. Participant further agrees to comply with any other requirements that may be imposed by Prologis in the future to facilitate compliance with PRC exchange control requirements.

CZECH REPUBLIC

Form of Dividend Equivalent Payments

Notwithstanding paragraph 4 of the Award Agreement, Dividend Equivalent Payments shall accrue on each dividend payment date with respect to Stock and be paid to Participant in the form of additional shares of Stock on the Vesting Date of the Restricted Stock Units that entitled Participant to such Dividend Equivalent Payment. For the avoidance of doubt, Dividend Equivalent Payments will be made with respect to the additional shares of Stock described in the preceding sentence. No cash Dividend Equivalent Payments will be made to Participant.

FRANCE

Not Tax Qualified Awards

The Restricted Stock Units do not qualify for, and are not intended to qualify for, the specific tax and social security treatment applicable to French-qualified Restricted Stock Units under Section L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended.

Consent to Receive Information in English

By accepting the Restricted Stock Units, Participant confirms having read and understood the Plan and the Award Agreement, which were provided in the English language. Participant accepts the terms of these documents accordingly.

En acceptant cette attribution gratuite d’actions, le Participant confirme avoir lu et compris le Plan et ce Contrat, incluant tous leurs termes et conditions, qui lui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

GERMANY

Form of Dividend Equivalent Payments

Notwithstanding paragraph 4 of the Award Agreement, Dividend Equivalent Payments shall accrue on each dividend payment date with respect to Stock and be paid to Participant in the form of additional shares of Stock on the Vesting Date of the Restricted Stock Units that entitled Participant to such Dividend Equivalent Payment. For the avoidance of doubt, Dividend Equivalent Payments will be made with respect to the additional shares of Stock described in the preceding sentence. No cash Dividend Equivalent Payments will be made to Participant.

Appendix - 3

HUNGARY

There are no country-specific provisions.

ITALY

Form of Dividend Equivalent Payments

Notwithstanding paragraph 4 of the Award Agreement, Dividend Equivalent Payments shall accrue on each dividend payment date with respect to Stock and be paid to Participant in the form of additional shares of Stock on the Vesting Date of the Restricted Stock Units that entitled Participant to such Dividend Equivalent Payment. For the avoidance of doubt, Dividend Equivalent Payments will be made with respect to the additional shares of Stock described in the preceding sentence. No cash Dividend Equivalent Payments will be made to Participant.

Terms of Grant

By accepting the Restricted Stock Units, Participant acknowledges and agrees that he or she has received a copy of the Plan and the Award Agreement, including this Country Appendix, has reviewed these documents in their entirety and fully understands the contents thereof, and accepts the terms and conditions contained in these documents. Specifically, Participant expressly approves the following portions of the Award Agreement: (i) paragraph 2 (“Prologis’ Obligation to Pay); (ii) paragraph 3 (“Vesting Schedule and Issuance of Stock); (iii) paragraph 6 (“Withholding of Taxes”); (iv) paragraph 12 (“Nature of Award”); (v) paragraph 13 (“Choice of Language”); (vi) paragraph 23 (“Modifications to the Award Agreement”); (vii) paragraph 26 (“Governing Law & Venue”); and the Data Privacy Terms for the European Union / European Economic Area / United Kingdom set forth above in Addendum A.

JAPAN

There are no country-specific provisions.

LUXEMBOURG

There are no country-specific provisions.

MEXICO

Plan Document Acknowledgement

By accepting the Restricted Stock Units, Participant acknowledges that he or she has received a copy of the Plan, the Restricted Stock Unit Notice of Grant, and the Award Agreement, including this Country Appendix, which Participant has reviewed. Participant acknowledges further that he or she accepts all the provisions of the Plan, the Restricted Stock Unit Notice of Grant, and the Award Agreement, including this Country Appendix. Participant also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in paragraph 12 of the Award Agreement (“Nature of Award”), which clearly provides as follows:

Appendix - 4

(1)    Participant’s participation in the Plan does not constitute an acquired right;

(2)    The Plan and Participant’s participation in it are offered by Prologis on a wholly discretionary basis;

(3)    Participant’s participation in the Plan is voluntary; and

(4)    Prologis, its Related Companies and Participant’s Employer are not responsible for any decrease in the value of any Stock acquired at vesting of the Restricted Stock Units.

Labor Law Policy and Acknowledgement

This provision supplements paragraph 12 of the Award Agreement (“Nature of Award”):

In accepting the Award of Restricted Stock Units, Participant expressly recognizes that Prologis with its principal operating offices at 1800 Wazee Street, Suite 500, Denver, CO 80202, U.S.A., is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Stock do not constitute an employment relationship between Participant and Prologis since Participant is participating in the Plan on a wholly commercial basis and his or her sole Employer is Servicios Corporativos GC, S.A. de C.V. Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between Participant and the Employer and do not form part of the employment conditions and/or benefits provided by the Employer and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of Prologis; therefore, Prologis reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.

Finally, Participant hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against Prologis for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to Prologis, and its affiliates, branches, representation offices, shareholders, trustees, directors, officers, employees, agents, or legal representatives with respect to any such claim that may arise.

Spanish Translation

Reconocimiento del Documento del Plan

Al aceptar las Unidades de Acciones Restringidas, el Participante reconoce que ha recibido una copia del Plan, la Notificación del Otorgamiento y el Convenio, incluyendo este Apéndice por país, los mismos que el Participante ha revisado. El Participante reconoce, además, que acepta todas las disposiciones del Plan, la Notificación del Otorgamiento y el Convenio, incluyendo este Apéndice por país. El Participante también reconoce que ha leído y que específicamente aprueba de forma expresa los términos y condiciones establecidos en la Sección 12 del Convenio (“Naturaleza del Otorgamiento”), que claramente dispone lo siguiente:

(1)    La participación del Participante en el Plan no constituye un derecho adquirido;

Appendix - 5

(2)    El Plan y la participación del Participante en el Plan se ofrecen por Prologis de manera totalmente discrecional;

(3)    La participación del Participante en el Plan es voluntaria; y

(4)    Prologis, sus Compañías Relacionadas y el Patrón del Participante no son responsables por ninguna disminución en el valor de las Acciones adquiridas al momento de tener el derecho respecto a las Unidades de Acciones Restringidas.

Política Laboral y Reconocimiento

Esta disposición suplementa la Sección 12 del Convenio (“Naturaleza del Otorgamiento”):

Al aceptar este Otorgamiento de Unidades de Acciones Restringidas, el Participante expresamente reconoce que Prologis, con domicilio de operaciones ubicado en 1800 Wazee Street, Suite 500, Denver, CO 80202, EE.UU., es únicamente responsable por la administración del Plan y que la participación del Participante en el Plan y la adquisición de Acciones no constituyen una relación de trabajo entre el Participante y Prologis, ya que el Participante participa en el Plan de una manera totalmente comercial y su único Patrón es Servicios Corporativos GC, S.A. de C.V. Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que le pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Participante y el Patrón del Participante y no forman parte de las condiciones de trabajo y/o los beneficios otorgados por el Patrón y que cualquier modificación al Plan o su terminación no constituye un cambio o menoscabo de los términos y condiciones de la relación de trabajo del Participante.

Asimismo, el Participante reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de Prologis; por lo tanto, Prologis se reserva el derecho absoluto de modificar y/o discontinuar la participación del Participante en cualquier momento y sin responsabilidad alguna frente el Participante.

Finalmente, el Participante por este medio declara que no se reserva derecho o acción alguna en contra de la Compañía por cualquier compensación o daños y perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del Plan y, por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a Prologis, y sus afiliadas, sucursales, oficinas de representación, accionistas, fiduciarios, directores, funcionarios, empleados, agentes o representantes legales en relación con cualquier demanda o reclamación que pudiera surgir.

NETHERLANDS

Appendix - 6

POLAND

There are no country-specific provisions.

SINGAPORE

Restrictions on Sale and Transferability

Participant hereby agrees that any shares of Stock acquired pursuant to the Restricted Stock Units will not be offered for sale or sold in Singapore prior to the six-month anniversary of the Date of Grant, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”).

Securities Law Information

The grant of the Restricted Stock Units is being made in reliance on section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements and is not made with a view to the underlying shares of Stock being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification

If Participant is a director, associate director or shadow director of a Related Company in Singapore, the Singapore Companies Act requires Participant (regardless of whether Participant is a Singapore resident or employed in Singapore) to notify such Related Company in Singapore in writing of any interest (e.g., Restricted Stock Units, Stock, etc.) that Participant holds in Prologis (or any Related Company) within two business days of (i) acquiring or disposing of such interest, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the Restricted Stock Units or sale of shares of Stock), or (iii) becoming a director, associate director or shadow director, if Participant holds such an interest at that time.

SLOVAK REPUBLIC

There are no country-specific provisions.

SPAIN

Labor Law Acknowledgement

This provision supplements paragraph 12 of the Award Agreement (“Nature of Award”):

In accepting the Award of Restricted Stock Units, Participant consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan. Participant understands that Prologis has unilaterally, gratuitously and in its sole discretion decided to make an Award of Restricted Stock Units under the Plan to individuals who may be employees of Prologis or its Related Companies throughout the world. This decision is a limited decision that is entered into upon the express assumption and condition that any Award will not economically or otherwise bind Prologis or any of its Related Companies on an ongoing basis except as provided in the Award Agreement and Plan. Consequently, Participant understands that the Award of Restricted Stock Units is made on the assumption and condition that the Restricted Stock Units, any Dividend Equivalent Payments and any Stock issuable upon vesting of the

Appendix - 7

Restricted Stock Units (i) shall not become a part of any employment contract (either with Prologis or any of its Related Companies), (ii) shall not be considered a mandatory benefit, right or entitlement for any purpose, and (iii) shall not be considered salary, wages or compensation for any purpose (including calculating severance compensation). Participant understands that the Award of Restricted Stock Units would not be made to Participant but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award made to Participant under the Plan shall be null and void.

Further, the vesting of the Restricted Stock Units and/or Dividend Equivalent Units is expressly conditioned on Participant’s continued and active rendering of service to Prologis or a Related Company, such that if Participant’s service terminates for any reason (other than death or Disability), the Restricted Stock Units and Dividend Equivalent Units may cease vesting immediately, in whole or in part, effective on Participant’s Termination Date (unless otherwise specifically provided in the Plan or the Award Agreement). This will be the case, for example, even if (1) Participant is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (2) Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) Participant terminates employment or service due to a change of work location, duties or any other employment or contractual condition; (4) Participant terminates employment or service due to a unilateral breach of contract by Prologis or a Related Company; or (5) Participant’s service terminates for any other reason whatsoever. Consequently, upon termination of Participant’s employment or service for any of the above reasons, Participant may automatically lose any rights to Restricted Stock Units and Dividend Equivalent Units that were not vested on Participant’s Termination Date, as described in the Plan and the Award Agreement.

Participant acknowledges that he or she has read and specifically accepts the conditions referred to in paragraph 2 and paragraph 3 of the Award Agreement.

Securities Law Notice

No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the Award of the Restricted Stock Units. Further, none of the materials distributed to Participant in connection with the Award of Restricted Stock Units, including the Plan document and the Award Agreement (i) have been, or will be, registered with the Comisión Nacional del Mercado de Valores, and (ii) do not constitute a public offering prospectus.

SWEDEN

Authorization to Withhold

This provision supplements paragraph 6 of the Award Agreement (“Withholding of Taxes”):

Without limiting Prologis’ and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in paragraph 6 of the Award Agreement, in accepting the Award, Participant authorizes Prologis and/or the Employer to withhold shares of Stock or to sell shares of Stock otherwise deliverable to Participant upon vesting/settlement to satisfy Tax-Related Items, regardless of whether Prologis and/or the Employer have an obligation to withhold such Tax-Related Items.

Appendix - 8

UNITED KINGDOM

Tax Acknowledgement

This provision supplements paragraph 6 of the Award Agreement (“Withholding of Taxes”):

Without limitation to paragraph 6 of the Award Agreement, Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by Prologis or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified Prologis or the Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

UNITED STATES

There are no country-specific provisions.

Appendix - 9